UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FUEL TECH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

April 13, 2026

Dear Fellow Stockholders,

This year’s Annual Meeting of Stockholders of Fuel Tech, Inc. will be held at 10:00 a.m., Central Time, on Thursday, June 4, 2026 at the offices of Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555.

Whether or not you expect to attend in person, the return of the enclosed proxy card as soon as possible or the submission of a proxy by telephone or the Internet by following the instructions on the proxy card will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may withdraw your previously submitted proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Fuel Tech, Inc., I would like to thank you for your continued support and confidence.

Sincerely,

Vincent J. Arnone

Chairman and CEO

Fuel Tech, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2026

Date & Time:	Location:	Record Date:
June 4, 2026 10:00 a.m. (Central Time)	Fuel Tech, Inc. 27601 Bella Vista Parkway Warrenville, Illinois 60555	April 9, 2026

To the Stockholders of Fuel Tech, Inc.:

The annual meeting of stockholders of Fuel Tech, Inc., a Delaware corporation (Fuel Tech), will be held Thursday, June 4, 2026, at 10:00 a.m. local time at the offices of Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555 (Annual Meeting), to consider and vote on the following items, each of which is explained in the attached proxy statement (Proxy Statement):

1.	To elect four directors;

2.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm;

3.	To conduct an advisory vote to approve executive compensation; and

4.	To transact any other business that may properly come before the meeting or at any adjournment thereof.

Only holders of Fuel Tech’s common stock of record as of the close of business on April 9, 2026 are entitled to vote at the Annual Meeting. We ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided or submit a proxy by telephone or the Internet by following the instructions on the proxy card. Stockholders who attend the Annual Meeting may revoke their previously submitted proxy and vote in person.

By Order of the Board of Directors,

Bradley W. Johnson

Vice President, General Counsel and Secretary

MAKE YOUR VOTE COUNT

Please vote your shares promptly. Voting your shares now via the internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save us the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares during the annual meeting, as your proxy is revocable at your option. Fuel Tech’s Proxy Statement and Annual Report to Stockholders are available at: www.envisionreports.com/FTEK.

Note About Forward-Looking Statements

This Proxy Statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

●	our success in winning new contract awards, including awards to legacy customers and potential new customers;

●	changes to or nonenforcement of emissions laws and regulations that limit the emission of oxides of nitrogen into the atmosphere;

●	the demand for electricity generated by the combustion of carbonaceous fuels;

●	our ability to commercialize our Dissolved Gas Infusion technology;

●	the amount and timing of our cash flows and earnings, which may be impacted by customer, supplier, competitive, contractual and other dynamics and conditions;

●

market developments or customer actions that may affect demand and the financial performance of major industries and customers we serve, such as the shift towards solar and wind power as a source of electric generation, cyclical and competitive pressures in the electric power industry; pricing, the timing of customer investment and other factors in energy markets; and other shifts in the competitive landscape for our products and services;

●

changes in macroeconomic and market conditions and market volatility, including inflation, interest rates, and the impact of such changes and volatility on our customers’ financial position and businesses;

●	operational execution by our businesses, including our success in improving operational performance;

●	our decisions about investments in research and development, and new products, services and platforms, and our ability to launch new products in a cost-effective manner;

●	our ability to maintain margins through implementation of operational changes, restructuring and other cost reduction measures;

●	the impact of actual or potential failures of our products or third-party products with which our products are integrated, and related reputational effects;

●

the extent to which the impact of global events may cause global supply chain disruptions and price inflation, which would have an adverse impact on our business operations, financial performance, results of operations, financial position, the prices of our securities and the achievement of our strategic objectives;

●	the impact of potential information technology, cybersecurity or data security breaches at our company or third parties; and

●	the other factors that are described in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Questions and Answers About the Proxy Statement and
Our 2026 Annual Meeting

WHY AM I RECEIVING THESE MATERIALS?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fuel Tech, Inc. (the Company, Fuel Tech, we, us and our) for use at our Annual Meeting of Stockholders on June 4, 2026 at 10:00 a.m., local time, and any adjournments or postponements thereof (the Annual Meeting).

WHY DO THE PROXY MATERIALS CONTAIN INFORMATION REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we have opted to provide access to our proxy materials primarily over the Internet, which will allow us to capture costs and reduce the environmental impact of printing and mailing proxy materials. Proxy materials for the Annual Meeting, including our Annual Report on Form 10-K for the year ended December 31, 2025 and this proxy statement, are available over the Internet by accessing www.envisionreports.com/FTEK or at the “Investors” tab of website at www.FTEK.com. Instructions on how to access the proxy materials over the Internet or to request an additional printed copy are available at www.envisionreports.com/FTEK. You also can obtain a printed copy of this proxy statement, free of charge, by writing to: General Counsel, c/o Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555, or by submitting a request via email to proxy@ftek.com or by telephone at 630-845-4500.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We are responsible for the expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy. We may pay persons holding our common stock (Common Stock) for expenses incurred in sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, electronically via e-mail and personal interview. We may also retain a proxy solicitation firm to assist in the solicitation of proxies.

WHAT VOTING RIGHTS DO I HAVE AS A STOCKHOLDER?

On each matter to be voted on, you have one vote for each outstanding share of our Common Stock you own as of April 9, 2026, the record date for the Annual Meeting. Only stockholders of record at the close of business on April 9, 2026 are entitled to receive notice of and to vote at the Annual Meeting. On this record date, there were 31,156,452 shares of Common Stock outstanding and entitled to vote. Stockholders do not have the right to vote cumulatively in the election of directors.

HOW DO I VOTE?

If you are a stockholder of record, you can vote:

●	by signing and mailing your proxy card in the enclosed envelope (if you elected to receive printed materials);

●	by submitting a proxy by telephone by calling 1-800-652-8683;

●	via the Internet at www.envisionreports.com/FTEK; or

●	in person at the Annual Meeting.

Proxies submitted via the telephone or Internet must be received by 11:00 p.m. Central Time on June 3, 2026. More detailed instructions are included on the proxy card. In order to submit a proxy via the telephone or Internet, please follow the instructions on the proxy card.

If you are a stockholder of record, the proxy holders will vote your shares based on your directions. If you sign and return your proxy card, but do not properly direct how your shares of Common Stock should be voted, the proxy holders will vote “FOR” the director nominees, “FOR” the ratification of RSM US LLP, and “FOR” the approval, on an advisory basis, of Fuel Tech’s executive compensation. The proxy holders will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares of Common Stock through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

CAN I REVOKE OR CHANGE MY VOTE AFTER I SUBMIT A PROXY?

Yes. You can revoke your proxy or change your vote at any time before the proxy is voted at the Annual Meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary (we must receive your new proxy card or written notice before the Annual Meeting begins), or you may attend the Annual Meeting and vote in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy. Instead, you must notify a Fuel Tech representative at the Annual Meeting of your desire to revoke your proxy and vote in person.

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE PROPOSALS?

●

Election of Directors (Proposal 1). The nominees receiving the greatest number of votes will be elected (plurality). Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are “withheld” or simply not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Nominating and Corporate Governance Committee in any future decision on nominations. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors. The Board recommends a vote FOR each of the four nominees named in this proxy statement.

●

Auditor Ratification (Proposal 2). Ratification of the selection of RSM US LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the ratification. The Board recommends a vote FOR this proposal.

●

Approval, on an advisory basis, of Fuel Tech’s executive compensation (Proposal 3). The executive compensation advisory vote will be decided by the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the proposal. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our executive compensation program. The Board recommends a vote FOR this proposal.

WHAT CONSTITUTES A QUORUM?

A quorum of stockholders will be present at the Annual Meeting if at least one-third of the aggregate voting power of Common Stock outstanding on the record date is represented at the Annual Meeting, in person or by proxy. With 31,156,452 shares outstanding as of the close of business on the record date, stockholders representing at least 10,385,484 shares will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

CAN STOCKHOLDERS MAKE PROPOSALS FOR THE 2026 ANNUAL MEETING?

Stockholders may present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy statement for this year’s Annual Meeting, Fuel Tech must have received such proposals no later than December 22, 2025.

Pursuant to our By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. The By-Laws require all stockholders who intend to make proposals at an annual meeting other than through inclusion in the company’s proxy materials to submit their proposals to Fuel Tech within specific dates in order to be eligible for consideration at an annual meeting. See Communicating with the Board of Directors on page 29, and Stockholder Proposals on page 29 for more information. To be eligible for consideration at the 2026 Annual Meeting, proposals that were not submitted for inclusion in the proxy statement by December 22, 2025 must have been received no earlier than February 4, 2026 and no later than March 6, 2026. We did not receive any stockholder proposals for the 2026 Annual Meeting.

FUEL TECH, INC. | PROXY STATEMENT

AGENDA ITEM NO. 1 ELECTION OF DIRECTORS

The Nominees

Our stockholders elect our directors on an annual basis. Vincent J. Arnone, Douglas G. Bailey, Sharon L. Jones, and Dennis L. Zeitler were each Fuel Tech’s directors for its four-member Board of Directors and were elected by our stockholders at Fuel Tech’s 2025 Annual Meeting of Stockholders to serve for a one-year term expiring at the 2026 Annual Meeting.

We are asking you to vote for the election of four nominees as directors of Fuel Tech at the 2026 Annual Meeting. All of the nominees were recommended by the Nominating and Corporate Governance Committee of the Board. The term of office of each director is until the next annual meeting or until a successor is duly elected or, if before, when a director resigns, retires or is removed by the stockholders. The nominees are Vincent J. Arnone, Douglas G. Bailey, Sharon L. Jones, and Dennis L. Zeitler.

In the opinion of the Board, with the exception of Mr. Arnone, all director nominees satisfy the independence requirements of NASD Rule 5605(a)(2). Detail concerning directors’ compensation is set out below under the captions Executive Compensation and Director Compensation.

The following table sets forth certain additional information with respect to the nominees.

Name	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Vincent J. Arnone Chairman of the Board and Chief Executive Officer	2015	–	–	–	–
Douglas G. Bailey	1998	X	X	X	Chair
Sharon L. Jones	2018	X	X	Chair	X
Dennis L. Zeitler	2013	X	Chair	X	X

Each of the nominees identified above are the nominees of the Board for election as directors at the Annual Meeting. Biographical information, including qualifications, regarding each of the nominees is set forth below.

Availability

The nominees have all consented to stand for election and to serve, if elected. Should one or more of these nominees become unavailable or decline to accept election, votes will be cast for a substitute nominee, if any, designated by the Board on recommendation of the Nominating and Corporate Governance Committee. If no substitute nominee is designated prior to the Annual Meeting, the individuals named as proxies on the enclosed proxy card will exercise their discretion in voting the shares of Common Stock that they represent.

Plurality Voting

A motion will be made at the Annual Meeting for the election as directors of the four nominees. Under Delaware law and our By-laws, a vote for a plurality of the shares of Common Stock voting is required for the election of directors. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are “withheld” or simply not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Nominating and Corporate Governance Committee in any future decision on nominations.

The affirmative vote of a plurality of the votes cast is required for the election of directors. Our Board of Directors recommends a vote FOR each of the nominees.

FUEL TECH, INC. | PROXY STATEMENT 1

DIRECTORS AND EXECUTIVE OFFICERS OF FUEL TECH

Biographical information is presented below concerning nominees to our Board and our “Named Executive Officers” (or NEOs). Our NEO’s are Ellen T. Albrecht, Vincent J. Arnone and William E. Cummings, Jr.

DIRECTORS

Vincent J. Arnone

Qualifications and Career Highlights:

Vincent J. Arnone, 62, was appointed Chairman of the Board of Directors of Fuel Tech, Inc. on September 1, 2017. Mr. Arnone has been President and Chief Executive Officer and a director of Fuel Tech since April 1, 2015; previously he was Executive Vice President and Chief Operating Officer from January 2014 through March 2015; Executive Vice President, Worldwide Operations since September 2010; a consultant to Fuel Tech from time to time from June 2008 through August 2010; Senior Vice President, Treasurer and Chief Financial Officer of Fuel Tech from February 2006 through June 2008; Vice President, Treasurer and Chief Financial Officer from December 2003 through January 2006; and Controller and Financial Director from May 1999 through November 2003. Mr. Arnone’s key leadership roles in the management of Fuel Tech over two decades, his depth of experience regarding the establishment and execution of strategies and operational programs in a multi-national environment along with his experiential knowledge regarding financial matters contribute to the Board’s deliberations regarding the business of Fuel Tech.

Douglas G. Bailey

Qualifications and Career Highlights:

Douglas G. Bailey, 75, has been a director of Fuel Tech, Inc. since April 1998. From April 2015 until his retirement from the position effective September 1, 2017, he was Executive Chairman of the Board of Fuel Tech, Inc. Also, previously, Mr. Bailey was President and Chief Executive Officer of Fuel Tech from April 2010 through March 2015, Chairman of the Board of Fuel Tech from January 2010 through March 2015, and Deputy Chairman from 2002 through December 2009. He also previously served as an employee of Fuel Tech from January 1, 2004 through December 31, 2009. Mr. Bailey has been the President of American Bailey Corporation, a closely held private equity firm, since 1984 and its Chief Executive Officer since 1996.

Mr. Bailey’s past leadership and management responsibilities as Executive Chairman, and President and Chief Executive Officer of Fuel Tech informs his judgment and participation as a member of Fuel Tech’s Board. His early career began as an engineer with Foster-Miller, Inc. and at Corning, Inc. in a variety of manufacturing and marketing positions. During his subsequent business career, following the founding of ABC, Mr. Bailey, in addition to being ABC’s CEO, served as the CEO of a number of its affiliated companies, bringing to the Fuel Tech Board management ability at senior and executive management levels in a variety of industrial markets. Over the span of more than 45 years, Mr. Bailey has provided board service to a number of other companies including, for example, from 2001 to 2013, serving as a director and chairman of the compensation committee, along with being a member of the nominating and corporate governance committee, for Endocyte, Inc., a public biotechnology company acquired by Novartis AG in December 2018. Mr. Bailey also has previous service on the audit committee and as chairman of the compensation committee for Atlantis Components, Inc. Also, since 2013, he has been a director of the corporate general partner of Great Northern Properties LP and, since 2020, a director of Pocahontas Royalties LLC, affiliated entities that are private owners of substantial U.S. coal mineral rights and surface land. This gives him a broad-based understanding of the role of a board of directors and its committees, and positions him well to continue to serve on the Board.

Sharon L. Jones

Qualifications and Career Highlights:

Sharon L. Jones, 66, was elected to the Board in March, 2018. Previously, Ms. Jones served as Aircraft Protection Vice President and Site Lead for Orbital ATK in 2014 and 2015. Prior to Orbital ATK’s 2014 merger with Alliant Techsystems, Inc., Ms. Jones held a variety of senior leadership positions for Alliant Techsystems, Inc., a Fortune 500 aerospace and munitions leader, including Technology Vice President (2010-2013), Manufacturing Director (2005-2010), Environmental, Safety and Security Director (2002-2005), Program Director (1998-2001) and various management positions in engineering, quality assurance and employee safety and security (1985-1989). Ms. Jones began her career as a research chemist at Dow Chemical Company in 1982.

FUEL TECH, INC. | PROXY STATEMENT 2

Ms. Jones’ professional affiliations include membership on the board of directors of the Anoka Technical College Foundation, where she served as vice-president and president. Ms. Jones also serves as a Board director for Mallard Creek Polymers, LLC (2020 to present), and is the Chair of the Compensation Committee and a member of the Manufacturing Excellence and Safety Committee. She holds a Master’s of Business Administration degree from the University of St. Thomas, and a Bachelor’s degree in chemistry and a Master’s degree in analytical chemistry from the South Dakota School of Mines and Technology. Ms. Jones has extensive experience in strategic planning, change management and project development, having developed and implemented technical strategies for extending product life cycles and increasing operating efficiency, and collaboratively managing organizational change. Ms. Jones’ combined experience in product development, change management and implementing safety programs makes her an excellent advisor to help inform the Board’s judgment on a variety of matters.

Dennis L. Zeitler

Qualifications and Career Highlights:

Dennis L. Zeitler, 77, has been a director of Fuel Tech since 2013. Mr. Dennis L. Zeitler served as Senior Vice President and Special Advisor of MSA Safety, Inc. (MSA) from September 4, 2013 to January 1, 2014. Mr. Zeitler served as Senior Vice President, Chief Financial Officer and Treasurer of MSA from June 2007 to September 2013. In his tenure at MSA, Mr. Zeitler held ever increasing positions of responsibility. His earlier positions included Treasurer; Assistant Treasurer; and Manager, Financial Services (1989-1998), Vice President and Treasurer (1998-2000), and Vice President, Chief Financial Officer and Treasurer (2000-2007).

Mr. Zeitler is a highly accomplished Chief Financial Officer and executive manager, serving as MSA’s Chief Financial Officer and Treasurer for thirteen years. MSA is a global leader in the development, manufacture and supply of products that protect people’s health and safety. Mr. Zeitler has a deep understanding of all aspects of global finance for a publicly traded company. During his career with MSA, its global sales volume dramatically increased and the number of countries in which MSA operated expanded substantially. This provided Mr. Zeitler a sophisticated experiential knowledge base regarding financial and Treasury operations and business requirements in a broad array of markets and countries worldwide. In addition to his duties as Chief Financial Officer for MSA, Mr. Zeitler led MSA’s Global Pricing Strategy and Business Development teams, devising and implementing global strategies across all of MSA’s operating elements. He has significant experience dealing with the issues of growing businesses around the world. These experiences and qualifications make Mr. Zeitler an excellent addition to the Fuel Tech Board to help inform the Board’s judgment in these areas.

NAMED EXECUTIVE OFFICERS

Vincent J. Arnone, See director entry above.

Ellen T. Albrecht, 53, has been Vice President, Treasurer and Chief Financial Officer since June 2022; previously, she served in an interim capacity as Acting Treasurer and Controller and Principal Financial Officer of Fuel Tech effective March 2020. Prior to that time, Ms. Albrecht served as Fuel Tech’s Vice President, Operations Planning and Control since June 2012; and also previously served as Fuel Tech’s acting Treasurer and Chief Financial Officer from March 2010 to July 2010; Vice President, Controller since January 2007; Controller since February 2004; Accounting Manager since June 2000; Senior Accountant since May 1998; and Accountant since July 1996.

William E. Cummings, Jr., 69, has been Senior Vice President, Sales since July 2016. Previously, Mr. Cummings had served as Senior Vice President, APC Sales since January 2009; Vice President, Sales since April 2006; Vice President, Air Pollution Control Sales since June 2000; Director, Utility Sales since April 1998; and Director, Eastern Region since 1994.

There are no family relationships between any of the directors or executive officers.

FUEL TECH, INC. | PROXY STATEMENT 3

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock known to Fuel Tech as of April 9, 2026 by (i) each person known to own beneficially more than five percent of the outstanding Common Stock; (ii) each director or nominee of Fuel Tech; (iii) each of Fuel Tech’s Named Executive Officers; and (iv) all directors and all officers as a group.

Shares Beneficially Owned
Name of Beneficial Holder	No. of Shares	Percentage(1)
Bettye J. Bailey(2)	4,244,234	7.4
Directors and Named Executive Officers(3)
Ellen T. Albrecht	126,307	*
Vincent J. Arnone	549,513	1.8
Douglas G. Bailey(4)(5)	1,892,161	6.2
William E. Cummings, Jr.	319,397	1.0
Sharon L. Jones(4)	113,973	*
Dennis L. Zeitler(4)	122,627	*
All Directors and Officers as a Group (12 persons)(4)	3,016,080	9.8

*	Less than one percent (1.0%)
(1)	The percentages in each case are of the outstanding common stock on April 9, 2026 and all RSUs vesting or options exercisable within 60 days thereafter.
(2)	Does not include 245,000 shares held in a family trust. The address is c/o Whitman, Breed, Abbot & Morgan LLC, 9 Greenwich Office Park, Greenwich, Connecticut 06831.
(3)	The address of each of the above beneficial owners, directors and Named Executive Officers is c/o Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555.
(4)

Includes shares subject to options exercisable presently and within 60 days: for Mr. Bailey, 44,000 shares; and, for all directors and officers as a group, 44,000 shares. Also includes 15,000 RSUs vesting on June 5, 2026 for Mr. Bailey, Ms. Jones and Mr. Zeitler (an aggregate of 45,000 shares as a group).

(5)	Excludes 245,000 shares held in a family trust. (See note 2 above).

FUEL TECH, INC. | PROXY STATEMENT 4

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the role of the directors, the amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members, the financial performance of Fuel Tech and the availability of shares under the Fuel Tech, Inc. 2024 Long-Term Incentive Plan.

Cash Compensation for Directors

Each non-employee director receives an annual cash retainer of $50,000 for Board service, payable in arrears. In addition, annual cash retainer fees, payable in arrears, for service as Board committee chairperson are as follows: Audit Committee Chair-$10,000; Compensation Chair-$7,500; and Nominating & Corporate Governance Chair-$5,000. Our directors are not paid fees for attendance of Board or committee meetings, but they are eligible to receive $1,200 for each day of additional service requested by the Chairman.

Equity Compensation for Directors

At our annual meetings in each of 2024 and 2025, each non-employee director was awarded 15,000 RSUs, with all such RSUs vesting on the first anniversary of the award date.

DIRECTOR COMPENSATION IN FISCAL YEAR 2025

The following table shows for the Fuel Tech non-employee directors all compensation paid in 2025 on account of fees and equity awards. Directors employed by Fuel Tech or its subsidiaries receive no compensation for their service as directors, and accordingly, during the time he has been employed by Fuel Tech, Mr. Arnone has not received any cash fees or equity awards for his participation on the Board. Disclosure regarding the compensation of Mr. Arnone for fiscal 2025 is contained under the caption Summary of NEO Compensation below.

(a)	(b)	(c)	(d)
Name	Fees Earned in Cash ($)	Stock Awards ($)	Total ($)
Douglas G. Bailey	55,000	24,751	79,751
Sharon L. Jones	57,500	24,751	82,251
Dennis L. Zeitler	60,000	24,751	84,751

FUEL TECH, INC. | PROXY STATEMENT 5

NON-EMPLOYEE DIRECTORS OUTSTANDING STOCK OPTIONS AT 2025 FISCAL YEAR END

The following table shows the outstanding stock options as of December 31, 2025 for non-employee directors as of such date, all of which are fully vested.

Name	Grant Date	Number of Securities Underlying Unexercised Options # (Exercisable)	Option Exercise Price ($)
Douglas G. Bailey	12/7/2017	44,000	0.965
Sharon L. Jones	–	–	–
Dennis L. Zeitler	–	–	–

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships and transactions in which Fuel Tech and its directors and executive officers or their immediate family members are participants or have other conflicts of interest are reviewed and approved by the Audit Committee. Although our Audit Committee has not adopted a written policy for the review and approval of related party transactions, in determining whether to approve or ratify any such transaction, the Audit Committee considers, in addition to such other factors it may deem appropriate in the circumstances, whether:

●	the transaction is fair and reasonable to Fuel Tech,

●	under all the circumstances the transaction is in, or not inconsistent with, Fuel Tech’s best interests, and

●	the transaction will be on terms no less favorable to Fuel Tech than could have been obtained in an arms-length transaction with an unrelated third party.

The Audit Committee, in its discretion, may request information from any party to facilitate its consideration of a matter. However, the Audit Committee does not allow a director to participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

Our corporate governance structures and practices are intended to provide for a strong, independent Board and include several independent oversight mechanisms, including only independent directors serving as committee chairs and the directors' and committees' ability to engage independent consultants and advisors. The Audit, Compensation and Nominating and Corporate Governance Committees are composed entirely of independent directors.

The Board has determined not to fill the lead independent director role. In making such decision, the Board determined that the reduced size of the Board, wherein each non-employee director serves as committee chairperson, made the lead independent director’s task of facilitating intra-Board communication unnecessary. In addition, the Board determined that each Board member had the necessary ability to interact with management without the necessity of a lead independent director. Going forward, the Board will revisit this determination from time to time as necessary to ensure the quality of intra-Board communication.

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in the best interests of Fuel Tech. The Board believes that the decision as to who should serve in those roles, and whether such offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations. Additionally, the Board believes that it needs to retain the ability to balance the independent Board structure with the flexibility to appoint as Chairman of the Board someone with hands-on knowledge of, and experience in, the operations of Fuel Tech.

The Board continues to believe that the positions of Chairman of the Board and Chief Executive Officer would be held by Vincent J. Arnone. Mr. Arnone has served as a key executive at Fuel Tech since 2003 where he gained unique insights into our business and the complex challenges we face. The Board continues to believe that Mr. Arnone is uniquely positioned to identify, lead and oversee the execution of our future strategic initiatives. Therefore, in light of Mr. Arnone’s past tenure and his unique knowledge of the long-term goals of Fuel Tech, the Board continues to believe that it is advantageous to continue to combine the positions of Chief Executive Officer and Chairman of the Board.

FUEL TECH, INC. | PROXY STATEMENT 6

Board’s Role in Risk Oversight

The Board’s risk oversight approach is intended to support management’s achievement of organizational objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is not only understanding the risks Fuel Tech faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. The involvement of all directors in setting Fuel Tech’s business strategy is a key part of its assessment of management’s approach to risk taking to achieve its organizational objectives, and also a determination of what makes up an appropriate level of risk for Fuel Tech. The Board regularly reviews information regarding Fuel Tech’s liquidity, operations, and strategic initiatives as well as the risks associated with each.

While the Board has the ultimate risk oversight responsibility, various committees of the Board also have responsibility for risk oversight. The Audit Committee oversees financial risk (see Report of Audit Committee below). The Audit Committee also reviews and approves all related party transactions, reviews potential conflict of interest matters and assesses cyber-security risks. In addition, the Audit Committee acts as Fuel Tech’s Qualified Legal Compliance Committee to receive reports of material violations of the securities laws, breaches of fiduciary duty or similar material violations from legal counsel representing Fuel Tech. The Compensation Committee is responsible for overseeing the management of risks relating to Fuel Tech’s compensation plans and arrangements. It strives to consider and approve compensation programs that encourage a level of risk-taking behavior under those programs that are consistent with Fuel Tech’s business strategy (see Report of Compensation Committee below). The Nominating and Corporate Governance Committee oversees the management of risks relating to Board and executive succession planning and the composition of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Code of Business Ethics and Conduct

The Board, directly and through its committees, continuously monitors emerging best practices in corporate governance and has adopted the Code of Business Ethics and Conduct. A copy of the Code of Business Ethics and Conduct can be found online at www.ftek.com. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555. The Company’s Code of Business Ethics and Conduct has evolved over time, as customary practice and legal requirements change, or as our Board deems appropriate from time to time.

Director Independence

The Company’s Code of Business Ethics and Conduct and the NASDAQ listing standards provide that at least a majority of the members of the Board must be independent, or free of any material relationship with Fuel Tech, other than his or her relationship as a director or Committee member. A director is not independent if he or she fails to satisfy the standards for independence under the NASDAQ listing standards, the rules of the SEC, or any other applicable laws, rules and regulations.

The Board conducts an annual review of our directors’ independence. In this review, the Board considers transactions, relationships and arrangements between Fuel Tech and each director or immediate family member of the director. The Board also considers transactions, relationships and arrangements between Company senior management and each director or immediate family member of the director.

On March 5, 2026, the Board performed its director independence review for 2026. As a result of this review, the Board determined that all non-employee director nominees are independent and satisfy NASDAQ independence requirements. Mr. Arnone is not considered independent because of his employment with Fuel Tech.

FUEL TECH, INC. | PROXY STATEMENT 7

Executive Sessions

Throughout 2025 the independent Fuel Tech directors held five executive sessions in connection with scheduled Board meetings. The independent directors who make up the membership of each of the Board’s current committees, Audit, Compensation, and Nominating and Corporate Governance held executive sessions in connection with committee meetings as follows: Audit—four, Compensation—one, and Nominating and Corporate Governance—zero. The policy of the Board on executive sessions is that the Board will hold not less than two executive sessions of the independent directors annually in connection with scheduled meetings. Each committee of the Board will hold executive sessions when the committee deems it appropriate. Members of management and non-independent directors do not attend such executive sessions, except when invited to provide information.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees that conduct regular business: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Board committee charters is available for viewing on the Fuel Tech web site at www.ftek.com.

Audit Committee

Members:

Dennis L. Zeitler (Chair)

Douglas G. Bailey

Sharon L. Jones

Meetings in 2025: Eight

Attendance: Each director attended all meetings in 2025.

Independence:

Our Board has determined that each member of the Audit Committee satisfies the current independence standards of NASDAQ and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the Exchange Act).

Financial Experts:

Our Board has determined that Mr. Zeitler, in light of his significant experience in positions requiring financial oversight responsibility, qualifies as an Audit Committee “financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K and that all members of the Audit Committee satisfy the NASDAQ financial knowledge and sophistication as described in NASD Rule 5605(c)(2)(A).5605(c)(2)(A).

The Audit Committee’s responsibilities include:

●  appointing, retaining, compensating, evaluating and terminating our independent registered public accounting firm and approving in advance any audit or non-audit engagement or relationship between us and such auditor;

●   approving the overall scope of the audit;

●  assisting the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the independent registered public accounting firm’s performance, and our internal audit function and our compliance with legal and regulatory requirements;

●  annually reviewing the independent registered public accounting firm’s report describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or regulatory review of the independent registered public accounting firm;

●  discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm;

●  discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

●  discussing with management the Company’s major risk exposures and processes to monitor and control those exposures, including risk assessment and risk management policies;

●  meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm;

●  reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●  setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

●  reviewing with management cyber-security needs;

●  annually reviewing the adequacy of the Audit Committee’s written charter;

●  reviewing with management any legal matters that may have a material impact on us and our financial statements;

●  reviewing the operation of the internal audit function including the quality and adequacy of internal controls and significant reports to management; and

●   reporting regularly to the full Board.

FUEL TECH, INC. | PROXY STATEMENT 8

Compensation Committee

Members:

Sharon L. Jones (Chair)

Douglas G. Bailey

Dennis L. Zeitler

Meetings in 2025: Five

Attendance:  Each director attended all meetings in 2025.

Independence:

The Compensation Committee is composed entirely of directors who meet the independence requirements under the NASDAQ standards and the rules of the SEC.

The Compensation Committee’s responsibilities include:

●  reviewing key employee compensation policies, plans and programs;

●  reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

●  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

●  reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters;

●  administration of stock plans and other incentive compensation plans;

●  overseeing compliance with any applicable compensation reporting requirements of the SEC;

●  retaining consultants to advise the committee on executive compensation practices and policies;

●  establishing and periodically reviewing succession plans for our executive officers and others;

●  determining stock ownership guidelines for the CEO and other executive officers and monitoring compliance with such guidelines; and

●  handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

Nominating and Corporate Governance Committee

Members:

Douglas G. Bailey (Chair)

Sharon L. Jones

Dennis L. Zeitler

Meetings in 2025: Four

Attendance:  Each director attended all meetings in 2025.

Independence:

The NCGC is composed entirely of directors who meet the independence requirements under the NASDAQ standards and the rules of the SEC.

The Nominating and Corporate Governance Committee’s responsibilities include:

●  developing, recommending and reviewing the adequacy of the corporate governance principles applicable to us;

●  developing and recommending to the Board compensation for Board members;

●  reviewing our compliance with state and federal corporate governance laws and regulations and with the NASDAQ corporate governance listing requirements;

●  making recommendations to the Board regarding the size and composition of the Board;

●  establishing criteria for the selection of new directors to serve on the Board and reviewing the appropriate skills and characteristics required of directors;

●  identifying, screening and recommending nominees to be proposed by us for election as directors at the Annual Meeting of Stockholders, or to fill vacancies;

●  considering and reviewing the qualifications of any nominations of director candidates validly made by stockholders;

●  reviewing the committee structure of the Board and recommending, on an annual basis, directors to serve as members of each committee;

●  establishing criteria for, overseeing the process for, and leading the annual performance self-evaluation of the Board and each committee;

●  reviewing any director resignation letter tendered in accordance with the Company’s Code of Business Ethics and Conduct, and evaluating and recommending to the Board whether such resignation should be accepted; and

●  overseeing the Company’s strategy on corporate social responsibility and sustainability, and developing related policies and procedures.

FUEL TECH, INC. | PROXY STATEMENT 9

CODE OF BUSINESS ETHICS AND CONDUCT

The Board has adopted our Code of Ethical Business Conduct and our Officer Code of Ethics, each of which are available online at can be found online at www.ftek.com.

To enhance employee awareness of our Code of Ethical Business Conduct, we conduct periodic ethics and compliance training for all of our employees to provide them with the knowledge necessary to maintain our high standards of ethics and compliance. In addition, we provide employees with the ability to leave reports, anonymously, on an ethics hotline maintained by an unaffiliated third party, and those reports are provided to the Chairman of the Audit Committee, as well as members of management designated to serve as ethics representatives. Fuel Tech’s ethics representatives also assist in the administration of, and encourage adherence with, our Code of Ethical Business Conduct.

EXECUTIVE COMPENSATION

Report of Compensation Committee

The Compensation Committee (the Committee) has reviewed and discussed with management the Compensation Discussion and Analysis appearing immediately below in this Proxy Statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis set forth below be included in this Proxy Statement. On March 5, 2026, the Committee reviewed its charter and determined that no changes were required to the charter.

By the Compensation Committee:

Sharon L. Jones, Chair

Douglas G. Bailey and Dennis L. Zeitler

Compensation Committee Interlocks and Insider Participation

During 2025, all members of the Compensation Committee were independent directors, and no member was an employee of Fuel Tech or former employee of Fuel Tech, except for Mr. Bailey, who served as President and Chief Executive Officer of Fuel Tech from April 2010 through March 2015. In addition, during 2025 none of Fuel Tech’s executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on the Committee.

Compensation Discussion and Analysis

The Committee is responsible for reviewing and, to the extent provided for in the Committee’s Charter, approving in advance of implementation, all incentive plans, sales commission plans and salary actions and bonuses for Vice President level and above officers of Fuel Tech or new or incumbent employees that have base salaries in excess of $175,000 per year including the Named Executive Officers (NEOs) listed in the Summary Compensation Table below. In the case of the salary actions described below, the Committee makes recommendations to the Board, and the Board approves or rejects such salary actions. The Committee periodically reviews Fuel Tech compensation practices, including the methodologies for setting total compensation for those employees, including NEOs. As discussed in more detail below, from time to time the Committee also may supplement its exercise of business judgment in compensation matters with market information pertaining to Fuel Tech’s compensation levels against comparable companies in its industry and across multiple industries including the use of peer group data (also see Use of Peer Group section below). However, the Committee exercises its independent judgment when making decisions on compensation matters, including when rewarding individual performance. The responsibilities of the Committee are described more fully in its charter at www.ftek.com.

FUEL TECH, INC. | PROXY STATEMENT 10

Compensation Philosophy and Objectives

Fuel Tech’s compensation philosophy is to promote long-term, sustainable stockholder value by incentivizing individual performance, as well as promoting overall financial performance of Fuel Tech on an annual and long-term basis.

With that compensation philosophy in mind, our compensation programs are designed to achieve the following objectives:

●	to ensure we remain a market leader in the development of innovative solutions;

●	to provide stockholders with a superior rate of return;

●	to attract, motivate, and retain top talent to advance the achievement of business goals, strategies and objectives; and

●	to support an integrated team-oriented philosophy.

In addition, the Compensation Committee is committed to a compensation philosophy that aligns with Fuel Tech’s initiative to make its water and wastewater treatment technologies profitable in the short-term. Accordingly, water treatment objectives have been included in the Current Objectives Plan for 2025 and 2026 as discussed under the heading Compensation Elements – Current Objectives Plan.

Compensation Elements

Our executive compensation program has as a primary purpose to attract, retain and motivate the highly talented individuals whose enterprise will enable us to succeed. Typically, the key components of that program include three elements: base salary, short-term incentives and long-term incentives. Among those three elements, from year to year, when considering its goal of promoting the overall financial performance of Fuel Tech on an annual and long-term basis, the Committee’s use of the short-term and long-term incentives may vary, but when used in the compensation packages for NEOs retain the pay-for-performance characteristics described below.

Base Salary

Base salaries requiring review by the Committee under its Charter are reviewed by the Committee on recommendation of the Chief Executive Officer and approved by the Board, except that the base salary of the Chief Executive Officer is reviewed and recommended by the Committee itself without the Chief Executive Officer being present during such deliberations or Committee voting and approved by the Board. In its performance of these activities the Committee acts in its business judgment on what it understands to be fair, reasonable and equitable compensation in view of Fuel Tech’s requirements for recruiting and retention in a highly competitive market. To assist in that determination, the Committee may refer to compensation consultant reports as to general market information and benchmarking data from a peer group of companies approved by the Committee and also:

●	the executive’s compensation relative to other officers;

●	recent and expected performance of the executive;

●	Fuel Tech’s recent and expected overall performance; and

●	Fuel Tech’s overall budget for base salary increases.

Short Term Incentives

Corporate Incentive Plan

On March 26, 2025 and March 24, 2026, respectively, the Compensation Committee adopted a Corporate Incentive Plan (CIP) to provide all employees (excluding sales personnel such as Mr. Cummings) with the opportunity to earn an annual cash bonus based upon employee performance and Fuel Tech’s achievement of a certain level of operating income as discussed below. As such, Ms. Albrecht and Mr. Arnone were each participants in the CIP. Potential cash awards under the CIP are designed to focus employees on the achievement of both positive earnings growth for Fuel Tech as well as on their own individual performance.

FUEL TECH, INC. | PROXY STATEMENT 11

Both in 2026 and 2025, the CIP was structured as follows:

●

CIP payouts are based on Fuel Tech’s ability to realize Operating Income. For purposes of the CIP, “Operating Income” means Fuel Tech’s operating income before the impact of incentive pay (but including adjustments to reflect the payment of sales commissions), as determined by the Committee in its sole discretion. An “Incentive Pool” may be created dependent on Fuel Tech’s obtaining specified levels of Operating Income during the fiscal year. If the Incentive Pool is created, each participant will be awarded his or her designated portion of the Incentive Pool. The focus on Operating Income provided an objective measurement of Fuel Tech’s financial performance to directly tie any payout to the overall financial performance of Fuel Tech across all business lines.

●

No amounts are payable under the CIP unless Fuel Tech achieves a minimum of $250,000 in Operating Income for applicable fiscal year. Accordingly, if Fuel Tech’s Operating Income financial performance for a fiscal year falls below $250,000, there is no payout under the CIP.

●	If Fuel Tech generates Operating Income equal to or greater than $250,000 in a fiscal year, the percentage of Operating Income funded into the Incentive Pool equals 25% of all Operating Income.

●	The aggregate size of the potential Incentive Pool may not exceed $3 million.

●

The CIP contemplates that incentive payments to individual employees will be based on the amount of the Incentive Pool; the employee’s base wages for the applicable year; the employee’s target bonus factor (a percentage assigned to each employee based on such employee’s job level and contribution) and, for all employees below the level of Vice President, the employee’s achievement percentage (an overall job performance multiplier factor that can range from 0% to 100%, and represents the employee’s achievement of individual objectives in the fiscal year) .

●

The target bonus factor for Mr. Arnone under the CIP is 50% of his base salary and for Ms. Albrecht, 30% of her base salary. In addition, the CIP provides that the achievement percentage assigned to Fuel Tech’s Principal Executive Officer (Mr. Arnone), the Principal Financial Officer (Ms. Albrecht), and any Vice President will automatically equal 100%.

Because Fuel Tech failed to generate the requisite level of Operating Income, there were no cash bonuses paid under the CIP for 2025. The actual amounts of fiscal 2026 cash bonuses earned, if any, for any 2026 Named Executive Officer who is a participant in the CIP in 2026 will be reported in Fuel Tech’s proxy statement for its 2027 Annual Meeting of Stockholders.

2025 Current Objectives Plan

On March 26, 2025, the Compensation Committee adopted a Current Objectives Plan (2025 COP) to reward employees (excluding sales personnel such as Mr. Cummings and our Chief Executive Officer, Mr. Arnone) who continue to provide service to our company upon the achievement of specified annual corporate goals. As such, Ms. Albrecht was a participant in the 2025 COP with a target bonus factor of 30% of her base salary.

The 2025 COP was structured as follows:

●

For 2025, Fuel Tech would set aside an amount equal to $162,500 upon the completion in full of each of the four respective current objectives described below on or before the assigned completion date for such objective, with the total bonus pool being capped at $650,000.

●

If Fuel Tech achieved all four current objectives by the applicable dates set forth below, a total amount of $650,000 would be set aside into the bonus pool. On the other hand, Fuel Tech achieved two of the four current objectives, a total amount of $325,000 would be set aside into the Bonus Pool. If Fuel Tech failed to achieve any of the current objectives, no funds would be set aside into the Bonus Pool.

●

For the 2025 COP, there were three steps for determining whether, and the extent to which, an annual cash incentive award is payable. First, at the beginning of the fiscal year, the Compensation Committee determined the target annual cash incentive award for such employee based on a percentage of such employee’s annual base salary for that year. Second, at the beginning of the fiscal year, the Compensation Committee established the specific company-wide performance goals that must be met in order for the employee to receive the award and the related weighting of each goal. Third, on March 24, 2026, the Compensation Committee determined whether or not these performance goals were met and the amount of the award.

FUEL TECH, INC. | PROXY STATEMENT 12

●

The 2025 COP emphasized pay-for-performance and was intended to closely align incentive compensation with achievement of specified operating results as the cash incentive amount was only funded to the extent the corporate objective was achieved in full.

For 2025, the four corporate objectives and their completion status were as follows:

Objective	Deliverables to be Completed	Status/Pool Funding
Business Development – Water Treatment Business Initiative

Quantifiable growth in the water and wastewater treatment business initiative during 2025, including:

•  Completing at least two demonstrations during the year supported by documentation (e.g. white papers and case studies).

•  Executing binding commercial sales documentation valued at $1 million in revenue in the aggregate from at least two commercial customers.

Not Achieved.
Business Growth – Base Businesses

Investigate and implement business development activities including:

•  Determining the viability of outgoing or incoming incremental technology licensing opportunities.

•  Determining the viability of potential acquisitions to strengthen or expand the markets served by Fuel Tech’s products.

•   Developing and enhancing relationships with new or existing supply chain partners.

Achieved.
Investment in Human Capital

Continue to invest in Fuel Tech’s human capital in order to retain and attract the highest level of talent, including:

•   Creating a comprehensive onboarding and training program template to be used for all new hires.

•   Creating a formal library of documents for all critical processes within each functional area.

Achieved.
Operational Execution Excellence	For Fuel Tech’s SNCR, SCR and ULTRA® technologies, perform a detailed review of product performance and functionality.	Achieved.

Accordingly, due to Fuel Tech’s achievement of three of the four enumerated goals under the 2025 COP, an amount equal to $487,500 was funded into the 2025 COP bonus pool.

2026 Current Objectives Plan

On March 24, 2026, the Compensation Committee adopted a Current Objectives Plan (the 2026 COP) to reward employees (excluding sales personnel such as Mr. Cummings and our Chief Executive Officer, Mr. Arnone) who continue to provide service to our company upon the achievement of specified annual corporate goals. As such, Ms. Albrecht was a participant in the COP with a target bonus factor of 30% of her base salary.

The 2026 COP is structured as follows:

●

For 2026, Fuel Tech will set aside an amount equal to $200,000 upon the completion in full of the Business Development/ Water Treatment Business Initiative objective detailed below and $150,000 upon the completion in full of each of the three other current objectives described below (Business Growth, Investment in Human Capital and Operational Execution Excellence) on or before the assigned completion date for such objective, with the total bonus pool being capped at $650,000.

●

If Fuel Tech achieves all four current objectives in 2026, a total amount of $650,000 would be set aside into the bonus pool. On the other hand, Fuel Tech achieves two of the four current objectives, a total amount of $325,000 would be set aside into the Bonus Pool. If Fuel Tech fails to achieve any of the current objectives, no funds would be set aside into the Bonus Pool.

FUEL TECH, INC. | PROXY STATEMENT 13

●

For the 2026 COP, there are three steps for determining whether, and the extent to which, an annual cash incentive award is payable. First, at the beginning of the fiscal year, the Compensation Committee determined the target annual cash incentive award for such employee based on a percentage of such employee’s annual base salary for that year. Second, at the beginning of the fiscal year, the Compensation Committee established the specific company-wide performance goals that must be met for the employee to receive the award and the related weighting of each goal. Third, by March 31, 2027, the Compensation Committee will determine whether or not these performance goals were met and the amount of the award.

●

The 2026 COP emphasizes pay-for-performance and is intended to closely align incentive compensation with achievement of specified operating results as the cash incentive amount will only be funded to the extent the corporate objective was achieved in full.

For 2026, the four corporate objectives are as follows:

Objective	Deliverables to be Completed
Business Development (Three objectives, each valued at $66,666)

Objective One: Leverage newly acquired intellectual property in flue gas conditioning and urea-to-ammonia systems in order to generate $1 million in revenue in 2026 through a dual-track approach of securing new project awards and capturing high-margin aftermarket sales from the existing installed base ($66,666)

Objective Two: Finalize the development of high-flow injection systems and channel injector materials together with generating $500,000 in revenue by converting current dissolved gas infusion demonstrations into long-term commercial contracts relationships alongside securing at least one additional commercial contract ($66,666).

Objective Three: In 2026, secure a minimum of $5 million in contract bookings and $1 million in revenue from newly awarded contracts arising from data centers ($66,666).

Business Growth – Base Businesses ($150,000)

Develop a proposal support database and related documentation to enable Fuel Tech to participate in the global expansion in power generation driven by the need for additional electricity to power artificial intelligence (AI) and digital infrastructure, the retirement and repowering of legacy power plants and the need for grid stability. Database will include:

•         Process evaluation parameters with possible iterations on emissions requirements.

•         Equipment sizing and costing for all potential SCR components.

•         Utility estimates for infrastructure planning

•         General arrangement drawings in support of each turbine model’s system design, with various views showing SCR components.

Investment in Human Capital ($150,000)

Completion of training by all members of the employee team to effectively utilize the AI tools in their actual workflows. All employees will be required to take a minimum volume of coursework, and every functional area must identify and implement an application for AI within their departments to increase efficiency and productivity.

Operational Execution Excellence ($150,000)

Outline and implement a structured program to introduce AI tools for internal use, with a goal of selecting and implementing two applications for internal use, one that would provide operational benefit and the other to provide administrative benefit. The focus will be to improve productivity, operational efficiency, and decision support while maintaining appropriate governance and security.

APC Officer Sales Commission Plan

The APC Officer and National Sales Manager Sales Commission Plan (APC Plan) provided for sales commission payments to be made to Fuel Tech’s Senior Vice President, Sales. Under the APC Plan, Fuel Tech would pay to such officer a commission equal to a specified percentage of the contract value of all sales of products and services in Fuel Tech’s APC product line in the United States and Canada. Mr. Cummings is Fuel Tech’s Senior Vice President, Sales. For 2024 and 2025, Mr. Cummings earned $30,902 and $24,522, respectively, in sales commission under the APC Plan.

FUEL CHEM® Officer Sales Commission Plan

The FUEL CHEM Officer Sales Commission Plan (FUEL CHEM Plan) provides for sales commission payments to be made to Fuel Tech’s Senior Vice President, Sales. Under the FUEL CHEM Plan, Fuel Tech would pay to such officer a commission equal to a specified percentage of all net revenue realized for customer units located in the United States and Canada. Mr. Cummings is Fuel Tech’s Senior Vice President, Sales. For 2024 and 2025, Mr. Cummings earned $30,742 and $41,125, respectively, in sales commission under the FUEL CHEM Plan.

FUEL TECH, INC. | PROXY STATEMENT 14

Long-Term Incentives

Fuel Tech’s long-term equity incentive awards are made pursuant to the Fuel Tech, Inc. 2024 Long-Term Incentive Plan (2024 LTIP). The purpose of the 2024 LTIP is to further the interests of Fuel Tech and its stockholders by providing long- term incentives (a) to attract and retain employees, consultants and directors who will contribute to our long-range success and (b) that align the interests of 2024 LTIP participants with those of the stockholders of Fuel Tech. The 2024 LTIP allows for a variety of types of awards that may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof (as each of those types of awards is defined in the 2024 LTIP). Participants in the 2024 LTIP may be Fuel Tech’s directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of Fuel Tech’s business.

The Company predominantly uses RSUs for equity awards for employees under the 2024 LTIP (all above described stock option awards and restricted stock unit awards collectively referred to as Equity Awards). Except for Equity Awards granted to the CEO, Equity Awards are determined by the Committee based upon recommendations from Fuel Tech’s CEO. Equity Awards for the CEO have been determined by the Committee with no participation of the CEO — the CEO is not present during the Committee’s decisional deliberations or votes pertaining to CEO Equity Awards.

2025 Executive Performance RSU Long-Term Incentive

On March 27, 2025, the Committee authorized Fuel Tech to enter into a 2025 Executive Performance RSU Award Agreement (the 2025 Agreement) with certain officers, including its Chief Executive Officer, Chief Financial Officer and Senior Vice President, Sales (each a Participating Executive) pursuant to which each 2025 Participating Executive was provided the opportunity to earn the amount of restricted stock units (RSUs) based on Fuel Tech’s performance in 2025 and 2026 as shown in the table below.

The 2025 Agreement provides for four possible RSU awards: Look-Back RSUs, Total Revenue RSUs, New Business Growth RSUs, and Operating Income Growth RSUs. Under the terms of the 2025 Agreement, a target amount of RSUs for each of the four possible RSU award components was set for each Participating Executive for 2025 and 2026, respectively. The amount, if any, of actual RSU awards to be issued is contingent on performance by the Participating Executive and Fuel Tech in the performance areas and for the measurement periods set forth in the Agreement.

Look-Back RSUs: Each Participating Executive has the opportunity to earn a targeted amount of “Look-Back RSUs” based upon the Participating Executive’s individual performance during 2025 and 2026. After the completion of applicable calendar year, the Committee, in its business judgment, may approve or not approve Fuel Tech granting to each Participating Executive a number of Look-Back RSUs between zero and the targeted Look-Back RSU amount based on the Committee’s subjective, qualitative assessment of each executive’s overall performance during the applicable calendar year. No specific, individualized prospective performance goals are associated with the Look-Back RSUs for any of the Participating Executives. All such RSU grants shall otherwise be made subject to the terms of our standard RSU agreement, including a vesting schedule that provides for vesting of one-third of the granted Look-Back RSUs after the first anniversary of the grant determination date, one-third after the second anniversary date and one-third after the third anniversary date.

Total Revenue RSUs: Each Participating Executive has the opportunity to earn a targeted amount of Total Revenue RSUs to be granted depending upon Fuel Tech’s revenue performance during 2025 and 2026. After the completion of 2025 and 2026, if Fuel Tech has achieved the targeted amount of total revenue ($33.8 million in 2025 and $37.18 million in 2026), the Participating Executive will be granted 100% of his or her target Total Revenue RSUs for the applicable year. If Fuel Tech achieves 90% of the targeted amount of total revenue in any applicable calendar year, the Participating Executive will be granted 50% of his or her target Total Revenue RSUs for the applicable year. If Fuel Tech achieves revenue in between the targeted Total Revenue for such year and the 90% threshold described above, the amount of RSUs to be granted to the Participating Executive will be interpolated and rounded to the nearest multiple of 100 shares. All such RSU grants shall otherwise be made subject to the terms our standard RSU agreement, including a vesting schedule that provides that 100% of the granted RSUs will vest one year following the grant determination date.

FUEL TECH, INC. | PROXY STATEMENT 15

New Business Revenue RSUs: Each Participating Executive has the opportunity to earn a targeted amount of New Business RSUs to be granted depending upon Fuel Tech’s revenue in 2025 and 2026 attributable to the sale of new products or services not sold by Fuel Tech prior to January 1, 2025. After the completion of 2025 and 2026, if Fuel Tech has achieved the targeted amount of new business revenue ($1.0 million in 2025 and $3.0 million in 2026), the Participating Executive will be granted 100% of his or her target New Business RSUs for the applicable year. If Fuel Tech achieves 75% of the targeted new business revenue in any applicable calendar year, the Participating Executive will be granted 50% of his or her target New Business RSUs for the applicable year. If Fuel Tech achieves new business revenue in between the targeted new business revenue amount for such year and the 75% threshold described above, the amount of RSUs to be granted to the Participating Executive will be interpolated and rounded to the nearest multiple of 100 shares. All such RSU grants shall otherwise be made subject to the terms of our standard RSU agreement, including a vesting schedule that provides that 100% of the granted RSUs will vest one year following the grant determination date.

Operating Income RSUs: Each Participating Executive has the opportunity to earn a targeted amount of Operating Income RSUs to be granted depending upon Fuel Tech’s achievement of specified levels of operating income in 2025 and 2026. After the completion of 2025 and 2026, if Fuel Tech has achieved the target operating income amount ($1.0 million in 2025 and $2.0 million in 2026), the Participating Executive will be granted 100% of his or her target Operating Income RSUs for the applicable year. If Fuel Tech achieves 50% of the target operating income in any applicable calendar year, the Participating Executive will be granted 50% of his or her target Operating Income RSUs for the applicable year. If Fuel Tech achieves operating income in between the target operating income for such year and the 50% threshold described above, the amount of RSUs to be granted to the Participating Executive will be interpolated and rounded to the nearest multiple of 100 shares. All such RSU grants shall otherwise be made subject to the terms of our standard RSU agreement, including a vesting schedule that provides that 100% of the granted RSUs will vest one year following the grant determination date.

Participating Executive	Year	Target Look-Back RSUs*	Target Total Revenue RSUs*	Target New Business Revenue RSUs*	Target Operating Income RSUs*	Total Potential RSU Award*
Vincent J. Arnone	2025	41,700	41,700	41,700	41,700	166,800
President and Chief Executive Officer	2026	41,700	41,700	41,700	41,700	166,800
Ellen T. Albrecht	2025	16,700	16,700	16,700	16,700	66,800
Chief Financial Officer	2026	16,700	16,700	16,700	16,700	66,800
William E. Cummings, Jr.	2025	12,500	12,500	12,500	12,500	50,000
Senior Vice President, Sales	2026	12,500	12,500	12,500	12,500	50,000

*

The amount of RSUs shown represents “target” number of RSUs to be granted upon full achievement of the targets. The actual amount of RSUs granted for each category will be determined by the Committee following the end of each of 2026 and 2025, respectively.

*

On March 24, 2026, the Committee determined Fuel Tech did not meet the performance metric required for a payout of Total Revenue RSUs, New Business Revenue RSUs and Target Operating Income RSUs, and accordingly, no such RSUs were issued. The Committee did determine, however, that each executive officer would receive 50% of the targeted amount of the Look-Back RSUs for the 2025 performance period. See Material Compensation Actions below.

Material Compensation Actions

On March 27, 2025, the Committee took the following actions:

●	Determined there would be no profit sharing contribution to Fuel Tech’s 401(k) plan;

●	Determined that the minimum payment threshold for the 2024 CIP had not been met, and, thus, no funds were authorized for payout to any employee under the 2024 CIP;

●	Determined that three of four objectives under the 2024 COP had been achieved, and authorized the funding of $487,500 into the bonus pool for the 2024 COP; and

●	Approved the 2025 CIP and 2025 COP, respectively, as further described above.

FUEL TECH, INC. | PROXY STATEMENT 16

●

Determined that, for 2025, Fuel Tech did not meet the performance metrics required for a payout of Total Revenue RSUs, New Business Revenue RSUs and Target Operating Income RSUs pursuant to the terms of the 2023 Executive Performance RSU Agreements, and according, no such RSUs were issued. The Committee did determine, however, that all participating officers (including Fuel Tech’s NEOs) would receive an amount of Look-Back RSUs equal to 50% of the target amount as described below. As such, the Committee’s decision reflected its view on the performance of the officer team as a whole.

Name and Title	Target Look-Back RSUs	Actual Look-Back RSUs Granted
Vincent J. Arnone President and Chief Executive Officer	41,700	20,850
Ellen T. Albrecht Chief Financial Officer and Treasurer	16,700	8,350
William E. Cummings, Jr. Senior Vice President, Sales	12,500	6,250

On June 5, 2025 the Committee approved the grant of 15,000 RSUs to each non-employee director for the purpose of compensating and retaining each non-employee director.

On December 11, 2025, the Committee approved the 2026 APC Officer and National Sales Manager and 2026 FUEL CHEM Officer Commission Plans for Mr. Cummings.

On March 24, 2026, the Committee took the following actions:

●	Determined there would be no profit sharing contribution to Fuel Tech’s 401(k) plan;

●

Determined that, for 2025, Fuel Tech did not meet the performance metrics required for a payout of Total Revenue RSUs, New Business Revenue RSUs and Target Operating Income RSUs pursuant to the terms of the Executive Performance RSU Agreements, and according, no such RSUs were issued. The Committee did determine, however, that all participating officers (including Fuel Tech’s NEOs) would receive an amount of Look-Back RSUs equal to 50% of the target amount as shown on the table below. As such, the Committee’s decision reflected its view on the performance of the officer team as a whole.

Name and Title	Target Look-Back RSUs	Actual Look-Back RSUs Granted
Vincent J. Arnone President and Chief Executive Officer	41,700	20,850
Ellen T. Albrecht Chief Financial Officer and Treasurer	16,700	8,350
William E. Cummings, Jr. Senior Vice President, Sales	12,500	6,250

●	Determined that the minimum payment threshold for the 2025 CIP had not been met, and, thus, no funds were authorized for payout to any employee under the 2025 CIP;

●	Determined that three of four objectives under the 2025 COP had been achieved, and authorized the funding of $487,500 into the bonus pool for the 2025 COP; and

●	Adopted the 2026 CIP and 2026 COP, as further described above.

THE ROLE OF SAY-ON-PAY VOTES

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation. At Fuel Tech’s annual meeting of stockholders held on June 6, 2025, over 94% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Compensation Committee evaluated these results and concluded that this vote reflected our stockholders’ support of Fuel Tech’s approach to executive compensation. Accordingly, since the date of the 2026 Annual Meeting of stockholders, Fuel Tech did not change its approach to executive compensation or make any significant changes to its executive compensation programs based on stockholder feedback. The Compensation Committee expects to continue to consider the outcome of Fuel Tech’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

FUEL TECH, INC. | PROXY STATEMENT 17

BENCHMARKING, CONSULTANTS AND PEER GROUPS

Fuel Tech has from time to time made use of the services of a third-party compensation consultant, CODA Advisors, LLC (Coda), to address matters of compensation and benefits, and to identify peer group companies based on industry, markets and size. Fuel Tech recognizes that compensation practices must be competitive in the marketplace and marketplace information is one of the many factors that are considered in assessing the reasonableness of compensation programs. The Compensation Committee retains the discretion to make all final decisions related to matters of compensation and benefits.

In 2025, the Committee engaged in benchmarking for its NEOs based on the use of 2025 data from the peer group of companies shown below. The overall compensation programs for Fuel Tech’s NEOs are designed to reward achievement of performance and to attract, retain, and motivate them in an increasingly competitive talent market. The Committee examined compensation data for the peer group of companies shown below to stay current with market pay practices and trends and to understand the competitiveness of our overall executive compensation programs and their various elements. The Committee used this benchmarking data for informational purposes. It does not formulaically target a specific percentile or make significant compensation decisions based on market data or peer group benchmarking data alone, which avoids a ratcheting up impact. The Committee uses performance as a primary driver of compensation levels.

The 2025 peer group companies consisted of:

Amtech Systems	Graham Corporation
Arq	LanzaTech Global
Broadwind	Nephros
Cadiz	Northern Technologies Int’l
ClearSign Technologies	Origin Materials
Consolidated Water Company	Orion Energy Systems
CPS Technologies	Perma-Fix Environmental
CVD Equipment	Pioneer Power Solutions
Flotek Industries	Pure Cycle Corporation
FuelCell Energy	Taylor Devices
Gencor Industries	Tecogen

Equity Ownership Guidelines

In order to better align the interests of non-employee Directors and Executive management with shareholders, on March 17, 2023 the Compensation Committee implemented an equity ownership guideline. The guideline provides that, all non-employee Directors and the Chief Executive Officer will target ownership of a number of shares of Fuel Tech common stock equal to the value of one times the non-employee Directors annual cash retainer and one times the annual base salary of the Chief Executive Officer.

The Compensation Committee will review share ownership on an annual basis to determine progress towards the target and will address equity compensation practices as necessary to ensure that the equity ownership guidelines are met and maintained. This policy remains a guideline, without any stated penalties for failure to achieve the target number of shares owned.

Compensation Recovery Policy

On November 2, 2023 the Board adopted the Fuel Tech, Inc. Policy for the Recovery of Erroneously Awarded Compensation, commonly referred to as a claw back policy. Our claw back policy, which applies to all officers (both NEO and non-NEO), provides that if Fuel Tech prepares an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, Fuel Tech is required to recover from any current or former officer:

●

the amount of incentive-based compensation that was erroneously awarded during the three years preceding the date such a restatement was required, with the recoverable amount equaling the amount of incentive-based compensation received in excess of the amount that otherwise would have been received had it been determined based on the restated financial measure; or

FUEL TECH, INC. | PROXY STATEMENT 18

●

for incentive-based compensation based on (or derived from) Fuel Tech’s stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the applicable accounting restatement, the amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the accounting restatement on Fuel Tech’s stock price or total shareholder return upon which the incentive-based compensation was received

The compensation recovery policy includes limited impracticability exceptions available only in circumstances where direct expenses paid to third parties to assist in enforcing the policy would exceed the amount to be recovered and Fuel Tech has previously made a reasonable attempt to recover such amounts, or recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of the Internal Revenue Code.

Insider Trading and Anti-Hedging Policies

On February 28, 2025, the Board adopted the Fuel Tech, Inc. Insider Trading Policy. The purpose of the policy is to promote compliance with federal, State and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about Fuel Tech from trading in Fuel Tech’s common stock or providing material nonpublic information to third parties who may trade on the basis of that information. In addition, the policy promotes compliance with other securities laws, including laws governing the resale of securities by affiliates and laws requiring the timely reporting of transactions in securities by the Company’s officers and directors.

Fuel Tech prohibits all employees from speculating in Fuel Tech securities, which includes, but is not limited to: short selling; and the purchase and sale or sale and purchase, in non-exempt transactions, of Common Stock within periods of less than six months. Fuel Tech prohibits trading in Common Stock during closed periods from the end of a quarterly period until the third day following the announcement of earnings for that quarterly period.

In addition, in 2024 the Board approved an anti-hedging policy applicable to all of Fuel Tech’s directors and officers which prohibits all directors and officers from pledging, hedging and short selling of Fuel Tech's common stock. In particular, the policy prohibits any such director or officer from, directly or indirectly, pledging, hypothecating, or otherwise encumbering shares of Fuel Tech's stock as collateral for indebtedness. In addition, the policy prohibits directors and officers from engaging in any speculative financial transactions or entering into hedging arrangements involving the Fuel Tech's common stock, including buying or selling "put'' or "call'' options, engaging in short selling and purchasing financial instruments or entry into transactions designed to hedge or offset any decrease in the market value of Fuel Tech's common stock.

Equity Grant Practices

We do not schedule the grant of any equity awards in anticipation of the disclosure of material, non-public information and we do not schedule the disclosure of material, non-public information based on the timing of granting equity awards. We have not adopted a formal policy that dictates the timing of equity award grants.

As discussed in the Long-Term Incentives portion of the Compensation Elements section above, long-term incentives in the form of stock options or RSUs have been issued by Fuel Tech previously under the LTIP and currently under the 2024 LTIP in accordance with compensation policy as determined by the Committee from time to time. Under current policy, based on the level of the employee position, new employee stock options or RSUs or some combination thereof may be granted at the first Committee meeting following employment. However, from time to time, an option or RSU award may be authorized by the Committee to be granted and effective on a specified date or event, such as on the first date of employment or after a performance measurement time period. The price of all options granted is the mean of the high and low stock prices reported on the NASDAQ Stock Market, Inc. for the effective date of grant. Also, under the current policies of the Committee: typically, all employees’ options have a term of ten years and are subject to a four-year vesting schedule as follows: 50% of the options vest two years from the grant date and 25% vest on each subsequent year on that date. Vesting of an RSU award (RSU Award) is controlled by the terms of the vesting schedule in the RSU Award Agreement. Vesting can vary from RSU Award to RSU Award, and may be based on the passage of time, the achievement of pre-determined performance criteria or any combination of the foregoing. For time-vested RSUs, Fuel Tech’s typical vesting schedule is one-third of the RSU Award after one year, one-third after the second year, and one-third after the third year. Depending on the circumstances, Fuel Tech may use a different vesting schedule whether for time-vested RSUs or other RSU Awards.

The committee may grant options or RSU’s to existing employees on a periodic basis based on the level of the employee position and as well as certain of the factors or performance measurement factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above. While there are no mandatory levels established for the quantity of options or RSUs to be granted, Fuel Tech has used historical practice and employee job level as two of the factors it considers.

FUEL TECH, INC. | PROXY STATEMENT 19

Retirement Benefits

Fuel Tech has no defined benefit pension plan. Fuel Tech has a 401(k) Plan covering substantially all employees. The 401(k) Plan is an important factor in attracting and retaining employees as it provides an opportunity to accumulate retirement funds. Fuel Tech’s 401(k) Plan currently provides for annual deferral of up to $24,500 for individuals until age 50, $32,500 for individuals 50 and older and $35,750 for individuals 60 to 63, or as allowed by the Internal Revenue Code.

Fuel Tech annually matches 50% of employee contributions up to a maximum of 3% of the employee’s salary up to $10,500 in total matching funds. Fuel Tech may also make discretionary profit sharing contributions to the 401(k) Plan on an annual basis. Matching and profit sharing contributions vest over a three-year period.

Welfare Benefits

In order to attract and retain employees, Fuel Tech provides certain welfare benefit plans to its employees, which include medical and dental insurance benefits, group term life insurance, voluntary life and accidental death and dismemberment insurance and personal accident insurance. These benefits are not provided to non-employee directors.

Employment Agreements; Potential Payments upon Termination or Change-in-Control

Ms. Albrecht and Messrs. Arnone and Cummings, are each party to an employment agreement with Fuel Tech effective as follows: July 8, 1996 for Ms. Albrecht; September 20, 2010 for Mr. Arnone; and October 31, 1998 for Mr. Cummings. These agreements are for indefinite terms, for disclosure and assignment of inventions to Fuel Tech, protection of Fuel Tech proprietary data, covenants against certain competition and arbitration of disputes. These employment agreements are for terms of employment “at will” and do not provide for severance payments. Under Mr. Arnone’s employment agreement, he is entitled to continuation of base salary and benefits, and incentive bonus amounts earned under the applicable short-term incentive plan for the year of termination, for up to one year or sooner on finding comparable employment, after involuntary termination not for cause within one year of a change-in-control as described in the table below.

In addition, each of Ms. Albrecht, Mr. Arnone and Mr. Cummings are parties to a change of control severance agreement which provides, among other things, that if, during the 12 month period following a change of control (as defined under the 2014 Plan as described under the heading Long-Term Incentives above), the officer’s employment is terminated without cause or terminated by the officer for good reason (as described below), the officer will receive severance pay (less applicable withholding taxes) in the form of a lump sum payment equivalent to 12 months of the officer’s base salary plus, if the officer elects, reimbursement for COBRA premiums required to extend insurance coverage for a period of six (6) months (or earlier if the officer or his or her dependents obtain alternate coverage). “Good Reason” is defined generally under the severance agreement as the occurrence of any of the following, without the officer’s prior written consent: (i) any material diminution in the officer’s assigned duties, responsibilities and/or authority; (ii) any material reduction in the officer’s base compensation; (iii) Fuel Tech requires the officer to be based at a location that is more than 35 miles further from the officer’s residence than the location of the officer’s principal job location or office immediately prior to the Change in Control; or (iv) any other action or inaction that constitutes a material breach by Fuel Tech of any agreement under which the officer provides services to Fuel Tech.

FUEL TECH, INC. | PROXY STATEMENT 20

The following table quantifies potential payments that could be made to NEOs under various circumstances involving termination or change-in-control assuming such event occurred on December 31, 2025:

Named Executive Officer	Termination Event(1)	Base Salary(2)($)	Bonus(3)($)	Value of Awarded RSUs($)(4)	Value of Awarded Options($)	Benefits(5)($)	Total($)

Ellen T. Albrecht	Change-in- Control	—	—		—	—	—

	Termination without Cause within 1 year of Change-in-Control	294,000	30,664	182,339	—	9,325	516,328

Vincent J. Arnone	Change-in-Control	—	—		—	—	—

	Termination without Cause within 1 year of Change-in-Control	425,000	—	455,183	—	9,325	889,508

William E. Cummings, Jr.	Change-in- Control	—	—		—	—	—

	Termination without Cause within 1 year of Change-in-Control	240,000	—	136,527	—	18,611	395,138

(1)	No payments are due to any Named Executive Officer upon a termination of employment for any other reason.
(2)

Assumes annual base salaries in effect as of January 1, 2026. In the event of a termination of employment without Cause within one year of a change-in-control, each Named Executive Officer is entitled to continuation of base salary and benefits for up to the earlier of one year after such termination or until such officer attains comparable employment with an equivalent salary. For illustrative purposes, a full year of base salary for each Named Executive Officer is shown.

(3)

Amounts shown assume a termination date of December 31, 2026. Ms. Albrecht earned a payout of $31,000 under the 2025 COP as described in the 2025 Current Objectives Plan portion of the Compensation Elements section above. Neither Mr. Arnone nor Ms. Albrecht received any payout under the 2025 CIP as further described in the 2025 Corporate Incentive Plan portion of the Compensation Elements section above.

(4)

Amounts shown represent the value of all unvested RSUs outstanding on December 31, 2025 determined by using the closing price of Fuel Tech’s Common Stock on the Nasdaq Stock Market on such date, which was $1.56 per share.

(5)	Assumes benefits paid at 2025 levels.

Indemnification and Insurance

Under the Fuel Tech Certificate of Incorporation and the terms of individual indemnity agreements with Fuel Tech’s directors and officers, indemnification is afforded Fuel Tech’s directors and officers to the fullest extent permitted by Delaware law. Such indemnification also includes payment of any costs that an indemnitee incurs because of claims against the indemnitee and provides for advancement to the indemnitee of those costs, including legal fees. Fuel Tech is not, however, obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee’s actions were in the best interests of Fuel Tech, or, in the case of a settlement of a claim, such determination is made by the Board.

Fuel Tech carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for these policies is $175,815.

No payments have been made for such indemnification to any past or present director or officer by Fuel Tech or under any insurance policy.

FUEL TECH, INC. | PROXY STATEMENT 21

Summary of NEO Compensation

NEO compensation consists of three primary elements: base salary, a short-term incentive plan based on financial performance (whether under a CIP or a sales commission plan, as applicable), and long-term incentives.

•	Ellen T. Albrecht, Vice President, Treasurer and Chief Financial Officer: Ms. Albrecht’s compensation for 2025 consisted primarily of the following:

●	Base Salary: Ms. Albrecht earned $294,000 in base salary for 2025.

●

Short-Term Incentives: Ms. Albrecht earned no payout under the 2025 CIP as further described in the 2025 Corporate Incentive Plan portion of the Compensation Elements section above. Ms. Albrecht earned a payout of $30,664 under the 2025 COP as described in the 2025 Current Objectives Plan portion of the Compensation Elements section above.

●

In March 2026, Ms. Albrecht received a grant of 8,350 RSUs pursuant to her 2023 Executive Performance RSU Agreement. Such RSUs were issued pursuant to the Company’s standard time vested RSU grant agreement which provides for vesting in three installments over a three-year period.

•	Vincent J. Arnone, President, and Chief Executive Officer: Mr. Arnone’s compensation for 2025 consisted primarily of the following:

●	Base Salary: Mr. Arnone’s earned $425,000 in base salary in 2025.

●

Short-Term Incentives: Mr. Arnone earned no payout under the 2025 CIP as further described in the 2025 Corporate Incentive Plan portion of the Compensation Elements section above. Mr. Arnone was not eligible to participate in the 2025 Current Objectives Plan as described in the 2025 Current Objectives Plan portion of the Compensation Elements section above.

●

In March 2026, Mr. Arnone received a grant of 20,850 RSUs pursuant to his 2023 Executive Performance RSU Agreement. Such RSUs were issued pursuant to the Company’s standard time vested RSU grant agreement which provides for vesting in three installments over a three-year period.

•	William E. Cummings, Senior Vice President, Sales: Mr. Cummings’ compensation for 2025 consisted primarily of the following:

●	Base Salary: Mr. Cummings earned $240,000 in base salary in 2025.

●

Short-Term Incentives: Mr. Cummings earned $66,905 in sales commissions in fiscal 2025 as further described in the APC Officer and National Sales Manager Commission Plan and FUEL CHEM Officer Commission Plan portions of the Compensation Elements section above.

●

In March 2026, Mr. Cummings received a grant of 6,250 RSUs pursuant to his 2023 Executive Performance RSU Agreement. Such RSUs were issued pursuant to the Company’s standard time vested RSU grant agreement which provides for vesting in three installments over a three-year period.

FUEL TECH, INC. | PROXY STATEMENT 22

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning fiscal years 2025 and 2024 compensation awarded to, earned by or paid in all capacities to the Named Executive Officers.

(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Name & Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Ellen T. Albrecht.	2025	294,000	135,604	—	30,664	24,260	484,864
Vice President, Chief Financial Officer and Principal Financial Officer	2024	290,500	—	—	31,393	23,827	369,548

Vincent J. Arnone	2025	425,000	338,604	—	—	24,734	788,338
President and Chief Executive Officer	2024	425,000	—	—	—	24,483	449,483

William E. Cummings, Jr.	2025	240,000	101,500	—	66,905	39,089	447,494
Senior Vice President, Sales	2024	240,000	—	—	61,644	38,066	339,710

(1)

The amounts in these columns reflect restricted stock unit awards that were granted in 2025 and 2024. For the 2025 grants, all restricted stock units are performance based and will not be granted, if at all, unless Fuel Tech satisfies the conditions precedent to vesting in 2025 and 2026 (see Executive Performance Long-Term Incentive above). Amounts shown represent the aggregate grant date fair value of awards granted in each respective year computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of forfeitures (see footnote 8 to the financial statements in our annual report on Form 10-K for a further discussion of the accounting for stock awards).

As discussed in the Material Compensation Actions section above, for the 2025 performance period Mr. Arnone, Ms. Albrecht and Mr. Cummings were awarded 20,850, 8,350 and 6,250 Look-Back RSUs, respectively. No Total Revenue RSUs, New Business Revenue RSUs or Operating Income RSUs were granted for 2025 because Fuel Tech failed to achieve the targeted levels of total revenue, new business revenue and operating income.

(2)

Amounts shown include for Ms. Albrecht, bonus payments of $31,393 and $30,664 under the 2024 COP and 2025 COP; and, for Mr. Cummings, $61,644 and $66,905 paid out under the applicable APC Officer and General Sales Manager Commission Plan and Officer FUEL CHEM Commission Plan for 2024 and 2025.

(3)

“All Other Compensation” includes for each of the Named Executive Officers, matching contributions and profit-sharing allocations to the Fuel Tech 401(k) Plan; expense for health, life, accidental death and dismemberment and long-term disability insurance.

FUEL TECH, INC. | PROXY STATEMENT 23

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2025 TO NAMED EXECUTIVE OFFICERS

(a)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Closing Price per Share ($/Sh) on Grant Date (k)	Grant Date Fair Value of Stock Option and Other Stock Awards($) (l)
Name	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Ellen T. Albrecht (3)	3/27/25	18,702	122,211	447,762	16,700	66,800	133,600	1.03	1.015
Vincent J. Arnone	3/27/25	20,433	245,192	980,770	41,700	166,800	333,600	1.03	1.015
William E. Cummings, Jr.(4)	—	—	—	—	12,500	50,000	100,000	1.03	1.015

(1)

The 2025 CIP was adopted by the Compensation Committee, effective March 27, 2025. Fuel Tech failed to achieve the minimum performance threshold for Operating Income necessary to trigger a payout under the 2025 CIP, and accordingly, no payouts were made. As described in the 2025 Corporate Incentive Plan portion of the Compensation Elements section above, if a minimum performance threshold for Operating Income had been achieved in 2025, 25% of Operating Income would have been funded into the 2025 CIP bonus pool.

The 2025 CIP did not have a performance “target” or a determinable amount payable if the target is met. Moreover, the total amount paid to any employee would have depended on the aggregate headcount of all Fuel Tech employees as of December 31, 2025, their respective base salaries and their respective bonus target amounts.

Amounts in columns (c), (d) and (e) are an estimated representative payout based the achievement of the following varying levels of Operating Income: $250,000 (the minimum funding threshold under the 2025 CIP which would result in funding the 2025 CIP pool at $62,500); $3.0 million (the amount of Operating Income required for the 2025 CIP payout to equal approximately 115% of each employee’s target bonus factor requiring a 2025 CIP pool of $750,000), and $12.0 million (the amount of Operating Income at which point contributions to the 2025 CIP are “capped” and at which the total 2025 CIP pool would have equaled $3 million).

(2)

Amounts shown are based upon the targeted number of Look-Back, Total Revenue, New Business Growth and Operating Income Growth RSUs established under the 2025 Executive Performance RSU Award Agreements between Fuel Tech and each of the NEOs listed above. The amounts in columns (f), (g) and (h) are representative of the number of RSUs to be issued based on the following level of achievement during the 2025-2026 performance period: the achievement of one (12.5%) performance target; the achievement of four (50%) performance targets; and the achievement of eight (100%) performance targets. These RSUs are deemed for reporting purposes to have a grant date of March 27, 2025, although they will not be granted, if at all, until 2026 and 2027. All Look-Back RSUs vest in equal one-third installments over a three-year period following the grant determination date, and all Total Revenue, New Business Growth and Operating Income Growth RSUs vest twelve months after the grant determination date as discussed under the heading Executive Performance RSU Long-Term Incentive under the Compensation Elements section above.

As discussed in the Compensation Elements section above, for the 2025 performance period Mr. Arnone, Ms. Albrecht and Mr. Cummings were awarded 20,850, 8,350 and 6,250 Look-Back RSUs, respectively. No Total Revenue RSUs, New Business Revenue RSUs or Operating Income RSUs were granted for 2025 because Fuel Tech failed to achieve the targeted levels of total revenue, new business revenue and operating income.

(3)

Ms. Albrecht was also a participant in the 2025 COP. As discussed under the heading 2025 Corporate Objectives Plan under the heading Compensation Elements above, pursuant to the 2025 COP Fuel Tech was obligated to set aside an amount equal to $162,500 upon the completion in full of each of the four respective current objectives, with the total bonus pool being capped at $650,000. The amounts shown in columns (c), (d) and (e) for Ms. Albrecht reflect the potential bonus award to be granted to Ms. Albrecht upon the achievement of one (25%), two (50%) and four (100%) of the enumerated objectives under the 2025 COP.

In 2025, Fuel Tech achieved three of the four enumerated objectives, and accordingly $487,500 was funded into the 2025 COP bonus pool (of which Ms. Albrecht received a payment of $30,664). The amounts shown in columns (c), (d) and (e) include representative payout amounts based on the achievement of one ($10,221), two ($20,443) and four objectives ($40,885), respectively.

(4)

Mr. Cummings’ short-term cash compensation during 2025 was contingent upon sales of Fuel Tech’s products and services pursuant to the 2025 APC Officer and General Sales Manager Commission Plan and the 2025 Officer FUEL CHEM Commission Plan. Mr. Cummings earned $66,905 in sales commission under such plans for fiscal 2025.

FUEL TECH, INC. | PROXY STATEMENT 24

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2025

FOR NAMED EXECUTIVE OFFICERS

(a)	Option Exercises and Stock Vested Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Ellen T. Albrecht	—	—	4,166	5,916
Vincent J. Arnone	—	—	10,366	14,719
William E. Cummings, Jr.	—	—	3,133	4,449

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR END
FOR NAMED EXECUTIVE OFFICERS

At December 31, 2025 the following RSUs were outstanding. See the text under the caption Equity Grant Practices section in the Compensation Discussion and Analysis above.

(a)	(g)	(h)	(i)	(j)
Name	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(1)
Ellen T. Albrecht	8,334	13,001	133,600	208,416
Chief Financial Officer
Vincent J. Arnone	20,734	32,345	333,600	520,416
President and Chief Executive Officer
William E. Cummings, Jr.	6,267	9,777	100,000	156,000
Senior Vice President, Sales

(1)	Market value reflects a per RSU value of $1.56, the closing price of Fuel Tech’s Common Stock on December 31, 2025.

(2)

Amounts shown include the following targeted number of Look-Back, Total Revenue, New Business Revenue and Operating Income RSUs established in conjunction with the 2025 Executive Performance RSU Award Agreements between Fuel Tech and each NEO as follows:

Name	Period	Target Look-Back RSUs	Target Total Revenue RSUs	Target New Business Revenue RSUs	Target Operating Income RSUs
Vincent J. Arnone	2025	41,700	41,700	41,700	41,700
	2026	41,700	41,700	41,700	41,700
Ellen T. Albrecht	2025	16,700	16,700	16,700	16,700
	2026	16,700	16,700	16,700	16,700
William E. Cummings, Jr.	2025	12,500	12,500	12,500	12,500
	2026	12,500	12,500	12,500	12,500

For the 2025 performance period, Mr. Arnone was granted 20,850 Look Back RSUs, Ms. Albrecht was granted 8,350 Look Back RSUs and Mr.  Cummings was granted 6,250 Look Back RSUs. No Total Revenue RSUs, New Business Revenue RSUs or Operating Income RSUs were granted for 2025 because Fuel Tech failed to achieve the targeted levels of total revenue, new business revenue and operating income.

All Target Look-Back RSUs, to the extent actually granted, vest in three equal installments over a period of three years. All Target Total Revenue, New Business Revenue and Operating Income RSUs, to the extent actually granted, vest one year following the grant determination date. For further detail, please see the discussion included under the heading Executive Performance RSU Long-Term Incentive under the Compensation Elements section above.

FUEL TECH, INC. | PROXY STATEMENT 25

PAY VERSUS PERFORMANCE

We are providing the following information about the relationship between executive compensation actually paid (CAP) and certain financial performance of Fuel Tech as required by SEC rules. Please see Summary of Named Executive Officer Compensation, above for discussion of our compensation program.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non- PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return($) (5)	Fuel Tech Net Income (Loss) ($) (6)
2025	788,338	833,307	466,179	482,418	148.57	(2,324,000)
2024	449,483	316,312	354,629	307,981	82.68	(1,943,000)
2023	913,486	810,080	508,801	474,498	82.68	(1,538,000)

(1)	Amounts shown reflect total compensation set forth in the Summary Compensation Table for our PEO, Mr. Arnone, for 2023, 2024 and 2025.

(2)	The following tables describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP amounts from the summary compensation table (SCT) amounts.

Compensation Actually Paid to PEO:

Year	Summary Compensation Table Total for PEO	Deduct Equity Awards (A)	Equity Award Adjustment (B)	Compensation Actually Paid to PEO
2025	$788,338	$(338,604)	$383,573	$833,307
2024	449,483	—	(133,171)	316,312
2023	913,486	(420,353)	316,947	810,080

(A)	Represents the amounts reported in the Equity Awards column in the Summary Compensation Table for the applicable year
(B)	Represents the stock award adjustments (deductions and additions) for Non-PEO NEO stock awards for each applicable year calculated as follows:

PEO Equity Award Adjustment:

Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted during the Year	Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions During the Year	Total Equity Award Adjustments
2025	$520,416	10,781	—	4,164	(151,788)	383,573
2024	—	—	—	7,957	(141,128)	(133,171)
2023	350,280	(33,333)	—	—	—	316,947

(3)	Amounts shown reflect average total compensation set forth in the Summary Compensation Table for our NEOs, Ms. Albrecht and Mr. Cummings, for fiscal 2023, 2024 and 2025.

FUEL TECH, INC. | PROXY STATEMENT 26

(4)	The following tables describe the adjustments, each of which is prescribed by SEC rules to calculate the CAP amounts from the SCT amounts.

Average Compensation Actually Paid to Non-PEO NEO (all amounts are averages):

Year	Summary Compensation Table Total for Non-PEO NEO	Deduct Equity Awards (A)	Equity Award Adjustment (B)	Compensation Actually Paid to Non- PEO NEO
2025	$466,179	$(118,152)	$134,391	$482,418
2024	354,629	—	(46,648)	307,981
2023	508,801	(141,172)	106,869	474,498

Average Non-PEO NEO Equity Award Adjustment:

Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted during the Year	Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions During the Year	Total Equity Award Adjustments
2025	$182,280	$3,796	$—	$1,459	(53,144)	134,391
2024	—	—	—	2,880	(49,348)	(46,648)
2023	122,640	(15,771)	—	—	—	106,869

(5)	Amounts shown represent cumulative stockholder return assuming an initial investment of $100 on January 1, 2023.

(6)	The amounts reported in this column represent net income (loss) reflected in the Company's audited financial statements for the applicable year.

Analysis of Information Presented in the Pay Versus Performance Table

We are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table, including CAP, as required by Item 402(v) of Regulation S-K. The Compensation Committee does not use TSR or net income (loss) in its compensation programs. However, we do utilize several other performance measures to align executive compensation with our performance, see Executive Compensation.

●

In fiscal 2023, compensation actually paid to the PEO equaled $810,080, and compensation actually paid to our non-PEO NEO’s averaged 474,498. These compensation levels are reflective of the elimination of the voluntary officer salary reduction program in the first half of 2023, the award of restricted stock units (subject to vesting contingent upon achieving performance conditions) pursuant to each officer’s 2023 Executive Performance RSU Agreement, a one-time cash bonus of $50,000 for Mr. Arnone and higher sales commission levels earned by Mr. Cummings. During this period, Fuel Tech’s common stock lost approximately 17% in value and Fuel Tech recorded an operating loss of ($1,538,000).

●

In fiscal 2024, compensation actually paid to the PEO decreased by $493,768, or approximately 61 percent, and compensation actually paid to the non-PEO NEO’s decreased by $155,517, or approximately 33 percent. The decrease in compensation is primarily attributable to the failure to vest of 135,700 RSUs for our PEO and an average of 94,900 RSUs for our two non-PEO NEOs. During this period, Fuel Tech’s common stock remained the same in value ($1.04) and Fuel Tech recorded an operating loss of ($1,943,000).

●

In fiscal 2025, Fuel Tech’s total stockholder return increased significantly to $149.99 (a 49.99% annual increase), while net loss increased to (2,324,000). The compensation actually paid to the PEO increased to $833,307 and the average compensation payable to the non-PEO NEO’s increased to $482,418. This compensation increases were primarily attributable to the award of restricted stock units (subject to vesting contingent upon achievement of performance conditions).

FUEL TECH, INC. | PROXY STATEMENT 27

AGENDA ITEM NO. 2 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved the appointment of RSM US LLP (RSM) as Fuel Tech’s independent registered accounting firm for the year ending December 31, 2026. We are asking you to ratify that appointment. RSM has served in this capacity since its July 2010 appointment and has become knowledgeable about Fuel Tech’s operations and accounting practices and is well qualified to act in the capacity of independent registered accountants. In making the appointment, the Audit Committee reviewed RSM’s performance along with its reputation for integrity, overall competence in accounting and auditing and independence.

Audit Fees

Fees for professional services provided by RSM in each of the last two fiscal years by category were:

	2025($)	2024($)
Audit Fees	448,442	397,327
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	448,442	397,327

Pre-Approval Policies and Procedures

Fuel Tech’s policy and procedure is that each engagement for an audit or non-audit service is approved in advance by the Audit Committee.

The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Board recommends a vote FOR this proposal.

FUEL TECH, INC. | PROXY STATEMENT 28

Report of the Audit Committee

Management is primarily responsible for Fuel Tech’s internal controls and financial reporting. RSM US LLP (RSM), Fuel Tech’s independent auditors, are responsible for performing independent audits of Fuel Tech’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board. These audits serve as the basis for RSM’s opinions included in annual reports to stockholders as to whether the financial statements fairly present, in all material respects, Fuel Tech’s financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles is fairly stated in all material respects. The Audit Committee (Committee) is responsible for the review and oversight of these processes.

Management has represented that Fuel Tech’s 2025 financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed with both management and RSM the 2025 financial statements and RSM’s report on financial reporting. The Committee has also discussed with RSM the matters required to be discussed by the Public Company Accounting Oversight Board; Audit Standard No. 16.

The Committee has received the written disclosures and correspondence from RSM required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has represented that RSM is independent from Fuel Tech. The Committee has discussed with RSM their independence and concluded that the provision of the services described above under the caption “Audit Fees” is compatible with maintaining their independence.

The Committee reviewed its charter on March 5, 2026 and, based on such review, determined that no amendments to the charter were necessary.

Based on the representations, reviews and discussions referred to above, the Committee recommended to the Board that Fuel Tech’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2025 and filed with the Securities and Exchange Commission.

By the Audit Committee:

Dennis L. Zeitler, Chairman

Douglas G. Bailey and Sharon L. Jones

FUEL TECH, INC. | PROXY STATEMENT 29

AGENDA ITEM NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Fuel Tech’s stockholders have the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on Fuel Tech’s executive compensation program for its NEOs. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for Fuel Tech’s NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that the primary elements of Fuel Tech’s executive compensation programs for Fuel Tech’s NEOs are based on accountability and a pay-for-performance structure, are well-aligned with the long-term interests of Fuel Tech’s stockholders, and are designed to attract, motivate, and retain NEOs who are critical to the success of Fuel Tech. Some of the features of Fuel Tech’s executive compensation programs that illustrate Fuel Tech’s philosophy are:

●

By design, two of the three primary elements of each NEO’s overall compensation package are at-risk and are subject to Fuel Tech’s performance. As explained in detail in the Summary of NEO Compensation portion of the Compensation Discussion and Analysis section, in fiscal 2025, NEO incentive compensation, whether short-term or long-term, was determined based on Fuel Tech’s financial, operational or sales performance, or a combination of those factors. When performance metrics were not satisfied, no compensation was paid.

●

Base salary and base salary increase decisions for Fuel Tech’s NEOs are typically in keeping with market pay data for comparable executive positions in companies. Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his or her base salary is significantly under the market median.

●

Both in design and application, the formal cash-based short-term incentive programs applicable to each of Fuel Tech’s NEOs, whether the CIP, the COP or the APC or FUEL CHEM Officer Commission Plans, is a pay-for-performance program. For example, because Fuel Tech failed to achieve the minimum amount of operating income required for a payout under the CIP in 2025, no bonus pool was funded for the NEOs covered by that plan. Similarly, because Fuel Tech failed to achieve the objective related to its water treatment initiative under the COP in 2025, no funding was made into the bonus pool of that plan for the water treatment initiative.

●

Our stock option awards and RSU grant awards feature graduated vesting over a multiple year period. For RSUs, the number of years in the vesting period can vary depending on the type of RSU grant involved.

Stockholders are encouraged to read the full details of Fuel Tech’s executive compensation programs as described in the Compensation Discussion and Analysis, section and the accompanying compensation tables and related narrative disclosure to properly evaluate Fuel Tech’s approach to compensating Fuel Tech’s executives.

For the reasons provided above, Fuel Tech recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory non-binding basis, the compensation of Fuel Tech’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of Fuel Tech’s named executive officers.

FUEL TECH, INC. | PROXY STATEMENT 30

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 for 2025 were timely filed with the exception of a Form 4 filing for Ms. Jones that was due on August 14th and filed on August 21st.

Other Business

The Board of Directors knows of no other matters that may properly be, or are likely to be, brought before the Annual Meeting other than those described in this Proxy Statement.

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the annual meeting of stockholders to be held in the year 2027 must be received in writing addressed to the Board of Directors or the Secretary of Fuel Tech at 27601 Bella Vista Parkway, Warrenville, IL 60555 on or before December 23, 2026 and, if not received by such date, may be excluded from the proxy materials. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations and our bylaws in order to be eligible for inclusion in the proxy materials for that meeting.

In addition, under our bylaws, if security holders intend to nominate directors or present proposals at the 2027 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Fuel Tech must receive notice of such nominations or proposals at 27601 Bella Vista Parkway, Warrenville, IL 60555 no earlier than January 19, 2027 and no later than February 18, 2027. Such notice must meet the informational and other requirements set forth in our bylaws in order to be presented at the 2027 annual meeting. If we do not receive notice by that date, then such proposals and nominees may not be presented at the 2027 annual meeting.

Communicating With the Board of Directors

Any stockholder desiring to send a communication to the Board of Directors, or any individual director, may forward such communication to the Secretary to the address provided above for stockholder proposals. Under procedures fixed from time to time by the independent directors, the Secretary will collect and organize all such communications and forward them to the Board or individual director. Fuel Tech generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Fuel Tech.

FUEL TECH, INC.

Bradley W. Johnson

Secretary

Fuel Tech, Inc.

April 13, 2026

FUEL TECH, INC. | PROXY STATEMENT 31

FUEL TECH
Technologies to enable clean efficient energy

VOTE

C 1234567890

ENDORSEMENT_LINE______________ SACKPACK_____________

000001

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Online

Go to www.envisionreports.com/FTEK or scan the QR code — login details are located in the shaded bar below.

Votes submitted electronically must be received by June 3, 2026 at 11:00 p.m., Central Time.

Stockholder Meeting Notice

1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the Fuel Tech, Inc. Stockholder Meeting to be Held on June 4, 2026

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2026 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 are available at:

www.envisionreports.com/FTEK

Easy Online Access — View your proxy materials and vote.

Step 1: Go to www.envisionreports.com/FTEK.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 26, 2026 to facilitate timely delivery.

2 N O T   C O Y

049P8B

FUEL TECH, INC. | PROXY STATEMENT 32

Stockholder Meeting Notice

Fuel Tech, Inc.'s Annual Meeting of Stockholders will be held on June 4, 2026 at 27601 Bella Vista Parkway, Warrenville, Illinois 60555, at 10:00 a.m. Central Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3:

1. Election of Directors:
   01 - Vincent J. Arnone
   02 - Douglas G. Bailey
   03 - Sharon L. Jones
   04 - Dennis L. Zeitler
2. To consider and vote upon a proposal to ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026.
3. To approve, on an advisory basis, the compensation of the company's executive officers.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to www.envisionreports.com/FTEK. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Fuel Tech, Inc." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 26, 2026.

FUEL TECH, INC. | PROXY STATEMENT 33

FUEL TECH®
Technologies to enable clean efficient energy

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by June 3, 2026 at 11:00 p.m., Central Time.

Online
Go to www.envisionreports.com/FTEK or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FTEK

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Vincent J. Arnone	☐	☐	☐
02 - Douglas G. Bailey	☐	☐	☐
03 - Sharon L. Jones	☐	☐	☐
04 - Dennis L. Zeitler	☐	☐	☐

Proposal	For	Against	Abstain
2. To consider and vote upon a proposal to ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the company's executive officers.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

C 1234567890 JNT
1 U P X 6 8 7 1 5 0

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

049P0B

FUEL TECH, INC. | PROXY STATEMENT 34

2026 Annual Meeting

2026 Annual Meeting of
Fuel Tech, Inc. Stockholders
June 4, 2026 at 10:00 a.m. Central Time
27601 Bella Vista Parkway,
Warrenville, Illinois 60555

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FTEK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FUEL TECH, INC.

Notice of 2026 Annual Meeting of Stockholders

27601 Bella Vista Parkway, Warrenville, Illinois 60555
Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2026

Vincent J. Arnone and Bradley W. Johnson, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fuel Tech, Inc. to be held on June 4, 2026 at 10 a.m. or at any postponement or adjournment thereof.

The Board of Directors recommends a vote for the election as director of each of the nominees and for approval of each other agenda item, and, if no direction is given, this proxy will be voted for all nominees and for such other items.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

FUEL TECH, INC. | PROXY STATEMENT 35

FUEL TECH
Technologies to enable clean efficient energy

VOTE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain
01 - Vincent J. Arnone	☐	☐	☐
02 - Douglas G. Bailey	☐	☐	☐
03 - Sharon L. Jones	☐	☐	☐
04 - Dennis L. Zeitler	☐	☐	☐

	For	Against	Abstain
2. To consider and vote upon a proposal to ratify the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the company's executive officers.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 6 8 7 1 5 0

049PFB

FUEL TECH, INC. | PROXY STATEMENT 36

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — FUEL TECH, INC.

Notice of 2026 Annual Meeting of Stockholders

27601 Bella Vista Parkway, Warrenville, Illinois 60555
Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2026

Vincent J. Arnone and Bradley W. Johnson, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fuel Tech, Inc. to be held on June 4, 2026 at 10 a.m. or at any postponement or adjournment thereof.

The Board of Directors recommends a vote for the election as director of each of the nominees and for approval of each other agenda item, and, if no direction is given, this proxy will be voted for all nominees and for such other items.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

FUEL TECH, INC. | PROXY STATEMENT 37